EXHIBIT 99.1

HSN, Inc. Reports First Quarter 2015 Results

HSNi Highlights for the First Quarter 2015:

  Net sales increased 8% with digital sales up 12%
  Adjusted EBITDA increased 22%
  Adjusted EPS increased 26% to $0.63 per share

ST. PETERSBURG, Fla., May 6, 2015 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the first quarter ended March 31, 2015 for HSN, Inc. ("HSNi" or "Company") and its two operating segments, HSN and Cornerstone.

Table 1

HSNi SUMMARY RESULTS AND KEY OPERATING METRICS (a)
(In millions, except per share and average price point amounts)
	Q1 2015	Q1 2014	Change

Net Sales	$841.9	$777.4	8%

Adjusted EBITDA (Non-GAAP) (b)	$73.2	$59.8	22%
Operating Income (GAAP)	$57.0	$41.9	36%

Adjusted Net Income (Non-GAAP) (b)	$33.7	$27.3	23%
Net Income (GAAP)	$33.7	$24.2	39%

Adjusted EPS (Non-GAAP) (b)	$0.63	$0.50	26%
Diluted EPS (GAAP)	$0.63	$0.45	40%

Average price point	$61.83	$59.96	3%
Units shipped	15.2	14.6	4%
Gross margin	35.7%	35.5%	20 bps
Return rate	16.5%	17.0%	(50 bps)
Digital sales penetration	48.6%	46.8%	180 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Q1 2014 results exclude a charge of $3.1 million, or $0.05 per diluted share, for a settlement with the Consumer Product Safety Commission ("CPSC").

See reconciliation of Non-GAAP to GAAP measures in Table 4.

First Quarter 2015 Results vs First Quarter 2014 Results

  HSNi's net sales grew 8% over the prior year to $841.9 million. HSN's net sales increased 10% to $600.5 million, including 18% growth in digital sales. Cornerstone's net sales increased 4% to $241.4 million, including 5% growth in digital sales.

  HSNi's Adjusted EBITDA increased 22% to $73.2 million. HSN's Adjusted EBITDA increased 12% to $66.2 million. Cornerstone's Adjusted EBITDA increased $6.3 million to $7.0 million primarily due to strong performance at Garnet Hill. HSNi's operating income (which includes a $3.1 million settlement with the CPSC in the prior year) increased 36% to $57.0 million.

  Adjusted EPS increased 26% to $0.63 compared to $0.50 in the prior year. Diluted EPS (which includes a $3.1 million, or $0.05 per diluted share, settlement with the CPSC in the prior year) increased 40% to $0.63 compared to $0.45 in the prior year.

  As part of its capital return plan, HSNi paid a special cash dividend of $10.00 per share and a quarterly cash dividend of $0.35 per share and also announced a new 4 million share repurchase program. Through May 5, 2015, HSNi repurchased approximately 270,000 shares under the new program at an aggregate cost of $17.8 million, representing an average cost of $66.03. Additionally, HSNi's board of directors approved a quarterly cash dividend of $0.35 per share payable June 17, 2015 to shareholders of record as of June 3, 2015.

"Our performance in the quarter reinforces the experiential power of our content and our ability to create engagement across our platforms," stated Mindy Grossman, CEO of HSN, Inc. "HSNi had net sales growth of 8% and Adjusted EBITDA growth of 22%. These results demonstrate the continued execution of our strategy to drive commerce by creating personal connections with our customers and offering unique and compelling products. Once again, accelerated performance in digital was a key factor in our strong growth momentum with digital up 12%, representing half of our total business. Mobile sales grew 31% for the quarter, with penetration at 18% of total sales."

Table 2

SEGMENT RESULTS
($ in millions)

	Three Months Ended
	March 31,
	2015	2014	Change
Net Sales
HSN	$600.5	$544.5	10%
Cornerstone	241.4	232.9	4%
Total HSNi	$841.9	$777.4	8%

Gross Profit
HSN	$207.5	$190.6	9%
Cornerstone	92.7	85.2	9%
Total HSNi	$300.2	$275.8	9%

Adjusted EBITDA (Non-GAAP measure)
HSN	$66.2	$59.1	12%
Cornerstone	7.0	0.6	1,032%
Total HSNi	$73.2	$59.8	22%

Operating Income
HSN	$54.9	$48.6	13%
Cornerstone (a)	2.1	(6.7)	NM
Total HSNi	$57.0	$41.9	36%

NM = not meaningful

(a) Results for the three months ended March 31, 2014 include a $3.1 million settlement with the CPSC.

See reconciliation of Non-GAAP to GAAP measures in Table 4.

Table 3

SEGMENT KEY OPERATING METRICS

	Three Months Ended
	March 31,
	2015	2014	Change
HSN:
Average price point	$57.30	$56.38	2%
Units shipped (millions)	12.0	11.2	8%
Gross margin	34.6%	35.0%	(40 bps)
Return rate	17.7%	18.3%	(60 bps)
Digital sales penetration	40.7%	37.9%	280 bps
Cornerstone:
Average price point	$78.71	$71.44	10%
Units shipped (millions)	3.2	3.4	(8)%
Gross margin	38.4%	36.6%	180 bps
Return rate	13.3%	13.8%	(50 bps)
Digital sales penetration	68.1%	67.5%	60 bps
Catalog circulation (millions)	83.7	81.7	3%

HSN Segment Results for the First Quarter 2015

HSN's net sales increased 10% to $600.5 million with sales growth in all divisions except jewelry.  These results include sales associated with a direct-response television marketing campaign that started during the fourth quarter of 2014 and contributed to 2% of this growth.  Digital sales grew 18% with penetration increasing 280 basis points to 40.7%. The return rate improved 60 basis points to 17.7% primarily due to changes in product mix. Units shipped increased 8% and average price point increased 2%.

Gross profit increased 9% to $207.5 million. Gross margin decreased 40 basis points to 34.6% primarily due to an increase in inventory reserves. Operating expense leverage (excluding non-cash charges) improved 60 basis points to 23.5%.

Adjusted EBITDA increased 12% to $66.2 million. Operating income increased 13% to $54.9 million.

Cornerstone Segment Results for the First Quarter 2015

Cornerstone's net sales increased 4% to $241.4 million driven by sales growth in the home brands. Digital sales penetration increased 60 basis points to 68.1% compared to the prior year. The return rate improved 50 basis points to 13.3% primarily due to changes in product mix.

Gross profit increased 9% to $92.7 million. Gross margin increased 180 basis points to 38.4% primarily due to improvement in overall product and shipping margins, particularly at Garnet Hill. Operating expense leverage (excluding non-cash charges and a $3.1 million settlement with the CPSC in the prior year) improved 80 basis points to 35.4%.

Adjusted EBITDA increased $6.3 million to $7.0 million. Operating income (which includes a $3.1 million settlement with the CPSC in the prior year) increased $8.8 million to $2.1 million compared to a loss of $6.7 million in the prior year.

Effective Tax Rate

HSNi's effective tax rate was 37% for the first quarter of 2015 compared to 40% in the prior year. The change in the effective tax rate was primarily due to the non-deductibility of $3.1 million in the prior year for the CPSC settlement. Excluding the impact of this item, the effective tax rate in the prior year would have been 37%.

Liquidity and Capital Resources

As of March 31, 2015, HSNi had cash and cash equivalents of $77.5 million compared to $160.0 million at December 31, 2014 and $160.9 million at March 31, 2014. The decrease in cash of $82.4 million compared to December 31, 2014 is primarily due to the funding of HSNi's capital return plan, partially offset by cash generated from operations. Net cash provided by operating activities in the three months ended March 31, 2015 was $36.3 million compared to a use of $8.7 million in the prior year. The increase is primarily due to an increase in collections of accounts receivable and improved operating performance.

On January 27, 2015, HSNi entered into a new $1.25 billion five-year credit facility, replacing its $600 million credit facility. The new credit facility includes a $750 million revolving credit facility and a $500 million term loan. As of March 31, 2015, total debt was $675 million, resulting in a ratio of total debt to Adjusted EBITDA, as defined in HSNi's credit agreement, of approximately 1.9, as compared to a maximum allowable leverage ratio of 3.5x.

On January 28, 2015, HSNi announced the next phase of its capital return plan, consisting of a $10.00 per share special cash dividend and a new 4 million share repurchase program. During the first quarter of 2015, HSNi paid the special cash dividend of $10.00 per share and a quarterly cash dividend of $0.35 per share, representing total dividend payments of $543 million. HSNi's board of directors approved its next quarterly cash dividend of $0.35 per share payable June 17, 2015 to shareholders of record as of June 3, 2015. Through May 5, 2015, HSNi repurchased approximately 270,000 shares under the new program at an aggregate cost of $17.8 million, representing an average cost of $66.03.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance and financial condition of HSNi, its operating segments and its consolidated subsidiaries. Forward-looking statements are based on management's current expectations and assumptions which may not prove to be accurate. Forward-looking statements are not guarantees of performance or historical facts and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: our ability to attract new and retain existing customers in a cost-effective manner; our exposure to intense competition and our ability to effectively compete for customers; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in shipping and handling costs, particularly if we are unable to offset them; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized access or disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; any material change in HSNi's business prospects and/or strategy, including whether HSNi's initiatives and investments will be effective; our ability to offer new or innovative products and services through various platforms in a cost effective manner and consumer acceptance of these products and services; risks associated with litigation; risks associated with acquisitions including the ability to successfully integrate new businesses and achieve expected benefits and results; and the loss of any key member of our senior management team. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Chief Operating Officer and Chief Financial Officer, will hold a conference call on Wednesday, May 6, 2015 at 9:00 a.m., Eastern Daylight Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, May 20, 2015 by dialing 855-859-2056 or 404-537-3406, plus the pass code 16764611 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3.6 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes approximately 325 million catalogs annually, operates seven separate digital sales sites and operates 11 retail and outlet stores.

GAAP FINANCIAL STATEMENTS

HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$841,887	$777,420
Cost of sales	541,681	501,646
Gross profit	300,206	275,774
Operating expenses:
Selling and marketing	175,358	167,240
General and administrative	56,590	55,910
Depreciation and amortization	11,249	10,756
Total operating expenses	243,197	233,906
Operating income	57,009	41,868
Interest expense, net	(3,297)	(1,699)
Income before income taxes	53,712	40,169
Income tax provision	(20,023)	(15,987)
Net income	$33,689	$24,182

Net income per share
Basic	$0.64	$0.45
Diluted	$0.63	$0.45

Shares used in computing earnings per share
Basic	52,573	53,160
Diluted	53,760	54,165

Dividends declared per common share	$10.35	$0.25

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$77,547	$159,985	$160,868
Accounts receivable, net	218,651	317,785	206,857
Inventories	435,902	398,705	365,847
Deferred income taxes	31,055	32,668	28,309
Prepaid expenses and other current assets	57,547	44,728	56,454
Total current assets	820,702	953,871	818,335
Property and equipment, net	194,023	193,889	175,798
Intangible assets, net	261,864	261,962	262,198
Goodwill	9,858	9,858	9,858
Other non-current assets	17,499	12,614	19,643
TOTAL ASSETS	$1,303,946	$1,432,194	$1,285,832
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$211,553	$255,287	$211,160
Current maturities of long-term debt	6,250	17,188	12,500
Accrued expenses and other current liabilities	221,596	241,074	196,755
Total current liabilities	439,399	513,549	420,415
Long-term debt, net of current maturities	668,750	210,938	225,000
Deferred income taxes	84,944	88,787	84,533
Other long-term liabilities	18,124	16,579	15,089
Total liabilities	1,211,217	829,853	745,037
Total shareholders' equity	92,729	602,341	540,795
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,303,946	$1,432,194	$1,285,832

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities attributable to operations:
Net income	$33,689	$24,182
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,249	10,756
Stock-based compensation expense	4,657	4,026
Amortization of debt issuance costs	831	275
Deferred income taxes	(1,925)	(2,031)
Bad debt expense	5,415	4,594
Excess tax benefits from stock-based awards	(3,905)	(3,583)
Other	235	(5)
Changes in current assets and liabilities:
Accounts receivable	93,717	53,679
Inventories	(37,197)	(38,528)
Prepaid expenses and other assets	(12,159)	(7,603)
Accounts payable, accrued expenses and other liabilities	(58,258)	(54,461)
Net cash provided by (used in) operating activities	36,349	(8,699)
Cash flows from investing activities:
Capital expenditures	(13,145)	(7,262)
Other	—	(540)
Net cash used in investing activities	(13,145)	(7,802)
Cash flows from financing activities:
Borrowings under term loan	500,000	—
Repayments of term loan	(228,125)	(3,125)
Borrowings under revolving credit facility	200,000	—
Repayments of revolving credit facility	(25,000)	—
Payments of debt issuance costs	(6,584)	—
Repurchase of common stock	(6,987)	(1,467)
Cash dividends paid	(542,748)	(13,292)
Proceeds from issuance of common stock	3,816	715
Tax withholdings related to stock-based awards	(3,919)	(5,478)
Excess tax benefits from stock-based awards	3,905	3,583
Net cash used in financing activities	(105,642)	(19,064)
Net decrease in cash and cash equivalents	(82,438)	(35,565)
Cash and cash equivalents at beginning of period	159,985	196,433
Cash and cash equivalents at end of period	$77,547	$160,868

Table 4

RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES

HSN, INC. RECONCILIATION OF NON-GAAP TO GAAP DETAILED SEGMENT RESULTS
(unaudited; in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2015			March 31, 2014
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$66,190	$6,961	$73,151	$59,142	$615	$59,757
Stock-based compensation expense	(3,607)	(1,050)	(4,657)	(3,145)	(881)	(4,026)
Depreciation and amortization	(7,419)	(3,830)	(11,249)	(7,436)	(3,320)	(10,756)
CPSC settlement (a)	—	—	—	—	(3,100)	(3,100)
Gain (loss) on disposition of fixed assets	(236)	—	(236)	—	(7)	(7)
Operating income (loss)	$54,928	$2,081	$57,009	$48,561	$(6,693)	$41,868
Interest expense, net			(3,297)			(1,699)
Income before income taxes			53,712			40,169
Income tax provision			(20,023)			(15,987)
Net income			$33,689			$24,182

(a) In the first quarter of 2014, Cornerstone had a $3.1 million settlement with the Consumer Product Safety Commission.

HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended
	March 31,
	2015		2014
	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$33,689	$0.63	$27,282	$0.50
CPSC settlement (a)	—	—	(3,100)	(0.05)
GAAP	$33,689	$0.63	$24,182	$0.45
GAAP diluted weighted average shares outstanding		53,760		54,165

(a) In the first quarter of 2014, Cornerstone had a $3.1 million settlement with the Consumer Product Safety Commission.

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, gains and losses that are excluded from the company's definition of Adjusted EBITDA.

Adjusted Net Income is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) goodwill, long-lived asset and intangible asset impairments, (2) pro forma adjustments for significant acquisitions, (3) discontinued operations and (4) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items.  Adjusted Net Income and Adjusted EPS have certain limitations in that they do not take into account the impact of goodwill and asset impairments, significant acquisition-related adjustments, discontinued operations and certain other significant items. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net